Exhibit 10.1
THIRD AMENDMENT TO
 AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT

This Third Amendment, entered into and made effective as of September 4, 2013, by and between EOG Resources, Inc. ("Company") and Mark G. Papa ("Employee"), is an amendment of that certain Amended and Restated Change of Control Agreement, dated effective as of June 15, 2005, between the Company and Employee (as amended by that certain First Amendment to Amended and Restated Change of Control Agreement entered into and made effective as of April 30, 2009, and by that certain Second Amendment to Amended and Restated Change of Control Agreement entered into and made effective as of September 13, 2011, "Agreement").

WHEREAS, (i) the EOG Resources, Inc. Money Purchase Pension Plan (as amended, the "MPPP") and its related trust were merged with and into the EOG Resources, Inc. Savings Plan (as amended, the "Savings Plan") and its related trust, effective December 31, 2011, and (ii) the Savings Plan was (subsequent to such merger) amended and restated, effective January 1, 2012, as the "EOG Resources, Inc. Savings and Retirement Plan" (the "Savings and Retirement Plan");

WHEREAS, clauses (C) and (D) of Section 7(c)(ii) of the Agreement contain references to the MPPP and the Savings Plan; and

WHEREAS, so as to reflect the above-described merger of the MPPP with and into the Savings Plan and the above-described subsequent amendment and restatement of the Savings Plan and so that the benefits that would be provided under the Agreement (i.e., upon a "Change of Control of the Company" (as defined in the Agreement) and the termination of Employee's employment by the Company as contemplated by Section 7 of the Agreement) conform to, and are consistent with, the provisions of the Savings and Retirement Plan, Employee and the Company each desires to amend clauses (C) and (D) of Section 7(c)(ii) of the Agreement as herein set forth;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the adequacy, sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.	clause (C) of Section 7(c)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

"(C)              the amount of the retirement contributions that would have been made by the Company on behalf of the Employee to the Company's Savings and Retirement Plan (as amended, supplemented, modified and/or restated from time to time, and including any replacement or successor plan) if the Employee had continued to be employed by the Company at the Employee's Annual Base Salary and target annual bonus as in effect immediately prior to the Change of Control (or if increased, immediately prior to the Termination Date) for three years following the Termination Date; and plus"

2.	clause (D) of Section 7(c)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

"(D)              the amount of the matching contributions that would have been made by the Company on behalf of the Employee to the Company's Savings and Retirement Plan (as amended, supplemented, modified and/or restated from time to time, and including any replacement or successor plan) if the Employee had continued to be employed by the Company at the Employee's Annual Base Salary and target annual bonus as in effect immediately prior to the Change of Control (or if increased, immediately prior to the Termination Date) for three years following the Termination Date and had continued to contribute to the Company's Savings and Retirement Plan (as amended, supplemented, modified and/or restated from time to time, and including any replacement or successor plan) during such three-year period at the Employee's then-current contribution level."

The parties agree that (i) all other terms, conditions and stipulations contained in the Agreement shall remain in full force and effect and without any change or modification, except as provided herein, and (ii) references in the Agreement to "this Agreement" or "the Agreement" shall be deemed to be references to the Agreement as amended by this Third Amendment.

This Third Amendment shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of this Third Amendment to the laws of another State or country.

IN WITNESS WHEREOF, the parties have duly executed this Third Amendment as of the date first above written.

EOG RESOURCES, INC.

By: /s/ Patricia L. Edwards
Name: Patricia L. Edwards
Title: Vice President, Human Resources and Administration

MARK G. PAPA

/s/ Mark G. Papa